EXHIBIT 10.94
SUMMARY OF CHANGES TO AASTROM BIOSCIENCES, INC.
EMPLOYMENT COMPENSATION GUIDELINES
          The Board of Directors of Aastrom has approved changes to the Employee Compensation Guidelines that were originally adopted by Aastrom in August 2005. These changes have not yet been incorporated into a revised document. The material changes to the previously adopted guidelines are as follows:
•	Instead of computing the Annual Cash Bonus by multiplying the Target Cash Bonus by both the Company Performance percentage and the Employee Individual Performance percentage, the Annual Cash Bonus will be computed using the product of the Target Cash Bonus and the average of (i) the Company Performance percentage and (ii) the Employee Individual Performance percentage.

•	Future grants of equity based awards will use stock options, rather than shares of restricted stock.

•	The Compensation Committee will not use the detailed formulas contained in the Compensation Guidelines to determine the levels of equity based awards, since those formulas produced in some cases relatively minor differences in awards between similarly situated employees with roughly equivalent contributions. Instead, the Compensation Committee will use a more subjective analysis, with employees making comparable contributions receiving comparable awards.